Exhibit 10.38

ADVISORY AGREEMENTS

This Advisory Agreement (this “Agreement”) is entered into as of August 16, 2023 (“Effective Date”), between Lutz Finger, an individual (“Advisor”) and Marpai, Inc., a Delaware corporation (the “Company”).

The parties agree as follows:

1. SCOPE OF SERVICES

1.1 The Company hereby retains the Advisor as a senior advisor to the Company. The Advisor will provide such advisory services as the Advisor and the Company may agree from time to time (the “Services”). The Services will initially include the following:

a.	Provide guidance and coaching to the Company’s product team via a weekly working session.

b.	Provide input and guidance to the Company’s AI and analytics team via a weekly working session.

c.	Provide support to Company’s sales and account management in support of the selling of value-based care to existing and new customers.

1.2 The Advisor’s point of contact within the Company will be the Company’s Chief Executive Officer (the “CEO”) or the CEO’s designee.

1.3 The Advisor will devote eight (8) hours per week to the performance of the Services. The Advisor is free to engage in any other lawful activity subject to his confidentiality obligations to the Company. As long as the Agreement is in effect, the Advisor will not engage in any activity that competes with the Company’s activities to sell VBC products to TPAs.

1.4 The Advisor shall not have the authority or discretion to enter into any agreement, contract or understanding that legally binds the Company or otherwise assume, create or incur any obligations or liabilities on behalf of the Company, or make any public comments regarding the Company except as expressly provided for in this Agreement, without first obtaining the prior written consent of the CEO or the CEO’s designee.

1.5 The Advisor will be indemnified by the Company for the Services to the greatest extent permitted by applicable law and the Company’s governing documents. This indemnification is separate from and in addition to any indemnification and/or coverage by the Company’s D&O insurance to which Advisor is entitled due to his employment with the Company.

2. COMPENSATION

2.1 In consideration of the Services, the Company shall pay to the Advisor a monthly retainer fee in the amount of $27,086 until December 31, 2023, increasing to $27,912 on January 1, 2024 (the “Fees”). The Advisor will invoice the Company each month for the Fees and will include a statement of Services provided in such month. The Company shall make the payment in arears at the end of each month beginning August 31, 2023 (August prorated fees will be $13,980).

2.2 As further consideration of the Services, during the term of this Agreement and provided the Consultant remains eligible for COBRA, the Company will bear the Consultant’s costs of health insurance premiums under COBRA.

2.3. The Company will issue the Consultant 400,000 Restricted Stock Units under the Company’s 2021 Global Stock Incentive Plan which will fully vest on September 7, 2023. In addition, previously issued 96,154 Restricted Stock Units will vest on September 7, 2023.

2.4 . If the market value of the 496,154 shares calculated based on the close price on NASDAQ on September 6, 2023 will be below $1,000,000 then the Company will pay such difference in cash (the “Shortfall”). The Company will pay the Shortfall in three equal installments, on September 28, 2023, October 28, 2023 and November 28, 2023. The Shortfall payments will be due even if the Advisory Agreement will not be in effect on the due dates.

2.5 If market value of the 496,154 shares based on the close price on NASDAQ on August 28, 2023 will exceed $1,000,000 (the “Excess”) then shares equal to the value of the Excess will be cancelled by the Company on September 6, 2023 at 5pm EST, so that the total number of shares that vest on September 7, 2023 is equal to $1,000,000 .

3. INDEPENDENT CONTRACTOR

3.1 The Advisor will decide the time, place and manner of performance of the Services, subject to any time frames agreed with the Company. The Advisor will use the Advisor’s own facilities and equipment to perform the Services. For the avoidance of doubt, as part of Advisor’s separation as an employee of the Company on August 15, 2023, the equipment he previously used in his employment became property of Advisor. The Advisor will not delegate or sub-contract the Services to any third party without the Company’s prior written consent.

3.2 The Advisor is and shall remain at all times an independent contractor and is not, and shall not represent himself to be, an agent, joint venturer, partner, officer, director or employee of the Company. Nothing contained in this Agreement is intended to create nor shall be construed as creating an employment relationship between the Advisor and the Company. The Advisor has sole responsibility, as an independent contractor, to comply with all laws, rules and regulations relating to the provision of Services, including without limitation, requirements for taxes, unemployment and disability insurance, and social security. The Advisor shall be responsible for deducting any and all applicable federal, state and local taxes, deductions, premiums, and amounts owing with respect to those Fees paid by, and any amounts paid by the Company and remitting such amounts to those governmental authorities as prescribed by law. As an independent contractor, the Advisor shall not be entitled to any employment related benefits.

4. TERM AND TERMINATION

4.1 The term of this Agreement shall commence on the Effective Date and expire on December 31, 2023. Should the parties mutually decide in writing to extend the agreement beyond December 31, 2023, then commencing on January 1, 2024 either party may terminate this Agreement upon thirty (30) day’s written notice to the other party. In the event of a material breach by either party, the non-breaching party will notify the breaching party in writing and will afford the non-breaching party ten (10) days to cure the breach (if capable of cure).

4.2 Upon termination of this Agreement for any reason, the Company shall pay those Fees associated with Services provided by the Advisor up to and including the termination date.

4.3 (i) Upon expiration of the term of this Agreement, or (ii) in the event the Company terminates this Agreement for any reason other than a material, uncured breach by the Advisor, the Company will pay the Advisor a termination fee equal to the six (6) months’ Fees and six (6) months’ COBRA continuation. Such termination fee will be payable in monthly installments over six months, and will be subject to the Advisor’s execution, delivery, and non-revocation of a settlement and release agreement agreed to in Exhibit B of the February 28, 2022 employment agreement between the Company and the Advisor.

5. SEVERABILITY

In the event that any covenant, provision or restriction contained in this Agreement is found to be void or unenforceable (in whole or in part) by a court of competent jurisdiction, it shall not affect or impair the validity of any other covenant, provisions or restrictions contained herein, nor shall it affect the validity or enforceability of such covenants, provisions or restrictions in any other jurisdiction or in regard to other circumstances. Any covenants, provisions or restrictions found to be void or unenforceable are declared to be separate and distinct, and the remaining covenants, provisions and restrictions shall remain in full force and effect.

6. CHANGES TO AGREEMENT

Any modifications or amendments to this Agreement must be in writing and signed by both Parties or else they shall have no force and effect.

7. BINDING AGREEMENT

This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and assigns, including without limitation, the Advisor’s heirs, executors, administrators and personal representatives.

8. ASSIGNMENT

The Advisor may not assign any of the Advisor’s rights or delegate any of the Advisor’s duties or responsibilities under this Agreement, without the Company’s prior written consent. The Company may, without the consent of the Advisor, assign its rights, duties and obligations under this Agreement to an affiliate, but shall remain secondarily liable for payment of any amounts owed to Contractor.

9. ENTIRE AGREEMENT

This Agreement and the Separation Agreement constitute the entire agreement between the Parties with respect to the subject matter herein and supersedes and replaces any and all other representations, understandings, negotiations and previous agreements, written or oral, express or implied. For the avoidance of doubt, no right or obligation of either party under this Agreement will impact either party’s rights or obligations under the Separation Agreement.

10. GOVERNING LAW

This Agreement shall be interpreted and construed in accordance with the laws of the State of Florida without regard to principles of conflicts of laws. The state and federal courts sitting in Hillsborough County, Florida, will have sole jurisdiction over any disputes arising under this Agreement. In the event of any dispute arising out of or relating to this Agreement, the prevailing party shall be awarded its reasonably attorneys’ fees and costs.

11. EXPENSES

The Company agrees to reimburse the Advisor for eligible expenses incurred by the Advisor in the course of performing the Services hereunder that are pre-approved by the Company in writing following a detailed request by the Advisor which includes a maximum amount to be reimbursed.

12. COUNTERPARTS, DIGITAL EXECUTION

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original. The Parties agree that this Agreement may be electronically signed, and that any electronic signatures appearing on this Agreement has the same force as handwritten signatures for the purposes of validity, enforceability and admissibility.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of August 15, 2023.

	MARPAI, INC.		LUTZ FINGER

By:	/s/ Edmundo Gonzalez	By:	/s/ Lutz Finger
	Edmundo Gonzalez, CEO		Lutz Finger